Exhibit 23.1

KPMG LLP
Suite 1100
1000 Walnut Street
Kansas City, MO 64106-2162

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-264002 and 333-270484 on Form S-8; 333-269104 on Form S-3; and 333-259408, 333-271455, and 333-273405 on Form S-1) of our report dated April 1, 2024, with respect to the consolidated financial statements of Cingulate Inc.

Kansas City, Missouri
April 1, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.